Exhibit 99.1

SS Innovations International, Inc. (f/k/a Avra Medical Robotics, Inc.)

Commences Trading under “SSII” Ticker Symbol and Provides Corporate Update

SSII is a Developer of Innovative, Affordable and Accessible Surgical Robotic Technologies

Ft Lauderdale, Florida – May 15, 2023 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (OTC: SSII), a developer of innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population, today released a corporate update.

Recent Highlights

●	Effective with the open of trading on Monday, May 15, 2023, SSII common stock, whose ticker symbol was AVMR, then AVMRD for 20 trading days following its merger on April 14 2023, will begin trading under the ticker symbol “SSII”, as confirmed by FINRA on May 12, 2023.

●	On April 19, 2023 the Company, then known as AVRA Medical Robotics, Inc., completed its merger, changed its corporate name to SS Innovations International, Inc. (“SSII”), and implemented a one-for-ten reverse stock split.

●	SS Innovations is led by a topflight medical and engineering team including:

o	Dr. Sudhir P Srivastava - Chairman of the Board and Chief Executive Officer.

o	Dr. Vishwajyoti P. Srivastava – President and Chief Operating Officer – South Asia, a director, and the son of Dr. Sudhir Srivastava.

o	Anup Sethi - Chief Financial Officer

o	Barry F. Cohen - Chief Operating Officer – Americas and a director

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, commented, “We are very excited to begin trading in the United States on OTC Markets under the ticker symbol “SSII”, the initials of the company that I founded over 10 years ago. SS Innovations has a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population, and we are now in a stronger position to make that happen with this foothold in the American capital markets. With our flagship “SSI Mantra” Surgical Robotic System, we have now trained over 50 robotic surgeons, completed over 180 surgeries across multiple specialties on six system installations, and have a rapidly growing pipeline of system orders, initially in India. Other milestones we expect to reach this year include, the development of Mixed Reality based Robotic Surgery Applications for teaching, training, patient education and portable telesurgery. We are also developing a comprehensive robotic surgery ecosystem to centralize patients, surgeons, proctors, clinical engineers, field service technicians, radiology centers, and other key beneficiaries to provide a seamless adoption of robotic surgery around the world for basic surgical healthcare. The systems have obtained all necessary medical device regulatory and commercialization approvals in India, which are also acceptable in many other countries with certain registration processes, and will plan on commencing the FDA and CE approval processes this year. With a strong foundation in place, we look forward to meeting the growing need around the world for our cutting edge and cost effective robotic surgical systems.”

About SS Innovations International, Inc.

SS Innovations International, Inc. (OTC: SSII) is a developer of innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. SSII’s product range includes its proprietary “SSI Mantra” surgical robotic system, and “SSI Mudra” is its wide range of surgical instruments capable of supporting a variety of surgical procedures including robotic cardiac surgery. SSII’s business operations are headquartered in India and SSII has plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally. For more information, visit SSII’s website at www.ssinnovations.com

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or AVRA’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

For Further Information Contact:

PCG Advisory
Stephanie Prince
sprince@pcgadvisory.com
(646) 863-6341